Message from our CEO

Van A. Dukeman, President & CEO

October 23, 2007

Urbana, Illinois

I am very pleased to report our quarterly earnings for the first time as your President & CEO of First Busey Corporation, (NASDAQ: BUSE). Consolidated net income for the quarter was $11.5 million compared to $7.6 million for the same period in 2006. Consolidated net income per fully-diluted share for the quarter ended September 30, 2007 totaled $0.36, equaling the $0.36 per fully-diluted share for the same period in 2006.

We are pleased to report this quarter the closing of our merger of equals transaction with Main Street Trust, Inc. The merger closed following the close of business on July 31st, allowing for two full months of earnings contribution from Main Street Bank & Trust and FirsTech, our payments processing company. The next significant step in the merger process is the conversion of Main Street Bank & Trust with and into Busey Bank. The bank conversion is expected to occur in November 2007. Our bank conversion will include the launch of an updated Busey brand that we are excited to unveil for the first time publicly at our annual shareholders meeting on November 7, 2007.

As required by the United States Department of Justice, prior to the closing of our merger, we reached an agreement to sell five Main Street Bank & Trust banking centers. The divestiture of the five branches, which represents approximately 1% of consolidated loans and 3% of consolidated deposits, is expected to close in November 2007. We are working with the buyer to ensure this process runs seamlessly for our impacted customers and employees.

This quarter included the solidification of our management team of Busey Bank, N.A., as Thomas Good accepted the position of President and Chief Executive Officer, succeeding Michael Geml who will retire at the end of 2007.

As many of you know, our Chairman, Douglas C. Mills, served as CEO for over 35 years, growing Busey to a truly great Company. I would be remiss not to mention Ed Scharlau and Greg Lykins, and the positive impact they have had on our Company. All three of these individuals have made significant contributions to the organization. I look forward to continuing to work with them, seeking their guidance and counsel as we move into the next chapter of First Busey. The future is bright and strong!

Corporate Profile

First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banks with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-two banking centers serving central Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. On September 30, 2007, Busey Bank had total assets of $2.09 billion. Busey Bank, N.A. is headquartered in Ft. Myers, Florida , with nine banking centers serving southwest Florida. Busey Bank, N.A. had total assets of $477.9 million as of September 30, 2007. Main Street Bank & Trust has twenty-three locations serving central Illinois. On September30, 2007, Main Street Bank & Trust had total assets of $1.68 billion. Main Street’s Wealth Management Division had $2.17 billion in assets under care for individuals and institutional customers as of September 30, 2007.

Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation. Through its trust company and insurance agency, Busey Investment Group delivers trust, asset management, retail brokerage, and insurance products and services. As of September30, 2007, Busey Investment Group had approximately $2.70 billion in assets under care.

First Busey Corporation, through the merger with Main Street Trust, owns a retail payment processing subsidiary - FirsTech, Inc. - which processes over 25 million items per year.

Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com.

Questions - Barbara Harrington, EVP & CFO - First Busey Corporation - 217-365-4528 - www.busey.com

SELECTED FINANCIAL HIGHLIGHTS
(amounts in thousands, except ratios and per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Earnings & Per Share Data
Net income	$11,510	$7,864	$7,642	$27,110	$21,544
Basic earnings per share	$.37	$0.37	$0.36	$1.09	$1.01
Weighted average shares of common stock outstanding	31,464	21,470	21,322	24,834	21,346
Fully-diluted earnings per share	$0.36	$0.37	$0.36	$1.09	$1.00
Weighted average shares of common stock and dilutive
potential common shares outstanding	31,655	21,510	21,441	24,939	21,445
Market price per share at period end	$21.91	$19.99	$22.71
Price to book ratio	161.70%	223.85%	271.00%
Price to earnings ratio[1]	15.34	13.47	15.90	15.03	16.99
Cash dividends paid per share	$0.18	$0.18	$0.16	$0.59	$0.48
Book value per share	$13.55	$8.93	$8.38
Tangible book value per share	$7.20	$6.25	$5.65
Common shares outstanding	36,585	21,467	21,445

Average Balances
Assets	$3,610,918	$2,471,750	$2,357,134	$2,860,335	$2,303,594
Investment securities	556,842	330,730	318,725	407,422	325,112
Gross loans	2,689,472	1,957,427	1,855,980	2,199,011	1,799,137
Earning assets	3,304,265	2,297,944	2,180,101	2,631,312	2,129,932
Deposits	2,909,176	1,993,273	1,874,521	2,299,752	1,831,061
Interest-bearing liabilities	2,873,767	2,035,871	1,923,532	2,312,805	1,869,814
Stockholders’ equity	342,659	189,061	175,795	248,932	172,689

END OF PERIOD FINANCIAL DATA
Tax equivalized net interest income	$30,556	$20,113	$19,931	$70,443	$58,725
Gross loans	3,040,881	1,982,802	1,905,228
Allowance for loan losses	38,198	24,135	23,552

PERFORMANCE RATIOS

Return on average assets[1]	1.26%	1.28%	1.29%	1.27%	1.25%
Return on average equity[1]	13.33%	16.68%	17.25%	14.56%	16.68%
Net interest margin[1]	3.67%	3.51%	3.63%	3.58%	3.69%
Net interest spread	3.16%	3.05%	3.18%	3.09%	3.25%
Efficiency ratio[2]	56.67%	52.69%	53.83%	55.10%	54.98%
Non-interest revenue as a % of total revenues[3]	26.73%	26.17%	24.83%	26.10%	24.35%
Allowance for loan losses to loans	1.26%	1.22%	1.24%
Allowance as a percentage of non-performing loans	159.74%	232.25%	372.66%
Ratio of average loan to average deposits	92.45%	98.20%	99.01%	95.62%	98.26%
Dividend payout ratio[1]	50.41%	48.52%	44.81%	49.41%	47.87%

ASSET QUALITY
Net charge-offs	$630	$203	$140	$1,063	$638
Non-performing loans	23,912	10,392	6,320
Other non-performing assets	2,138	1,817	823

[1] Annualized
[2] Net of security gains and amortization
[3] Net of interest expense

Net income was $11.5 million for the quarter ended September 30, 2007, as compared to $7.6 million for the comparable period in 2006. For the quarter ended September 30, 2007, earnings per share on a fully-diluted basis were $0.36, equaling the $0.36 for the comparable period in 2006. On a year-to-date basis, net income was $27.1 million as compared to $21.5 million for the comparable period in 2006. For the nine-month period ended September 30, 2007, earnings per share on a fully-diluted basis were $1.09, an increase of $0.09 or 9.0% from $1.00 for the comparable period in 2006. Two months of Main Street Bank & Trust and FirsTech net earnings are reflected in the results for the periods ended September 30, 2007.

Busey Bank’s net income was $23.8 million for the nine months ended September 30, 2007, as compared to $21.8 for the comparable period in 2006, an increase of 9.2%. Main Street Bank & Trust contributed $3.4 million in net income for the two months following the merger. Busey Bank, N.A.’s net income was $1.3 million for the nine months ended September 30, 2007, as compared to $2.9 million for the comparable period in 2006. The decrease in net income at Busey Bank N.A. is primarily related to the significant decline in the southwest Florida residential market. The decrease is due to the end of a high-margin, short-term construction lending program, decline in residential construction originations and loan loss charges related to the market decline. Busey Bank, N.A.’s income was supplemented by FirsTech income of $0.3 million for the two months following the merger.

Included in Main Street Bank & Trust’s and FirsTech’s earnings for the third quarter of 2007 were amortization charges of approximately $0.2 million per month, net of tax. The amortization represented a moderately accelerated amortization rate over a 10 year life on $32.8 million of identifiable intangibles. In addition to the identifiable intangibles, $142.8 million of goodwill was recorded related to the merger transaction. The intangible items are subject to revision for a period of up to one year from the date of the merger as new information becomes available to us.

Significant non-operating items during the third quarter included $1.5 million in contractual severance payments to certain executives, largely offset by a security gain of $1.5 million from the Company’s holdings in Main Street Trust, Inc.

Loan Portfolio Quality: First Busey Corporation experienced deterioration in its loan portfolio during the third quarter. Total non-performing assets were $26.0 million at September 30, 2007, compared to $12.2 million at June 30, 2007 and $7.1 million at September 30, 2006. The $26.0 million reflected $6.6 million of non-performing assets on the books of Main Street Bank & Trust. The remainder of the increase is primarily attributable to southwest Florida loans.

Non-accrual loans totaled $17.8 million, or 0.6% of gross loans, at September 30, 2007. Non-accrual loans primarily consist of commercial non-accruals of $12.0 million and personal real estate loans of $5.6 million.

In total, First Busey Corporation 90+ days past due loans totaled $6.1 million, or 0.2% of gross loans, at September 30, 2007. Commercial accruing loans 90+ days past due was $3.8 million at September 30, 2007. The portion of 90+ days past due loans related to personal residential real estate loans was $2.0 million at September 30, 2007.

Other real estate owned totaled $2.1 million at September 30, 2007.

Provision for loan losses was $1.8 million during the third quarter of 2007 compared to $300,000 in the comparable period of 2006. The provision was $2.8 million for the nine months ended September 30, 2007, versus $1.0 million in the comparable period of 2006. As a percentage of total outstanding loans, the allowance for loan losses was 1.26% as of September 30, 2007, and 1.24% as of September 30, 2006. Total allowance for loan losses was $38.2 million at September 30, 2007, representing 159.7% coverage of non-performing loans.

The Company continues to attempt to identify problem loan situations on a proactive basis. Once problem loans are identified, adjustments to the provision are made based upon all information available at that time. The increase in provision reflects managements’ analysis of amounts necessary to cover potential losses in our loan portfolios. However, additional losses may be identified in our loan portfolio as new information is obtained. The Company may need to provide for additional loan losses in the future as management continues to identify potential problem loans and gain further information concerning existing problem loans.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	September 30,	June 30,	December 31,	September 30,
	2007	2007	2006	2006
Assets
Cash and due from banks	$108,037	$56,104	$63,316	$52,341
Federal funds sold	43,000	14,100	—	14,329

Investment securities	697,802	323,201	365,608	324,887
Net loans	3,002,683	1,958,667	1,933,339	1,881,676
Premises and equipment	70,128	41,328	41,001	41,304
Goodwill and other intangibles	232,323	57,623	58,132	58,451
Other assets	91,812	49,173	48,118	46,233
Total assets	$4,245,785	$2,500,196	$2,509,514	$2,419,221

Liabilities & Stockholders’ Equity
Non-interest bearing deposits	$454,875	$230,595	$246,440	$235,416
Interest-bearing deposits	2,912,933	1,813,142	1,768,399	1,713,403
Total deposits	$3,367,808	$2,043,737	$2,014,839	$1,948,819

Federal funds purchased & securities
sold under agreements to repurchase	137,463	52,697	54,770	57,147
Short-term borrowings	21,023	—	25,000	1,000
Long-term debt	135,825	139,825	156,650	161,708
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	32,757	17,210	17,981	15,870
Total liabilities	$3,749,876	$2,308,469	$2,324,240	$2,239,544
Total stockholders’ equity	$495,909	$191,727	$185,274	$179,677
Total liabilities & stockholders equity	$4,245,785	$2,500,196	$2,509,514	$2,419,221

Per Share Data
Book value per share	$13.55	$8.93	$8.64	$8.38
Tangible book value per share	$7.20	$6.25	$5.93	$5.65
Ending number of shares outstanding	36,585,196	21,467,366	21,455,916	21,444,766

Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Interest and fees on loans	$51,190	$34,554	$122,937	$97,001
Interest on investment securities	6,909	3,197	14,490	9,479
Other interest income	703	66	990	188
Total interest income	$58,802	$37,817	$138,417	$106,668

Interest on deposits	24,521	14,553	58,028	38,597
Interest on short-term borrowings	1,508	860	3,018	2,165
Interest on long-term debt	1,748	1,993	5,420	5,707
Junior subordinated debt owed to unconsolidated trusts	1,013	1,010	3,015	3,049
Total interest expense	$28,790	$18,416	$69,481	$49,518

Net interest income	$30,012	$19,401	$68,936	$57,150
Provision for loan losses	1,795	300	2,775	1,000
Net interest income after provision for loan losses	$28,217	$19,101	$66,161	$56,150

Fees for customer services	3,433	2,860	9,022	8,198
Trust fees	2,691	1,312	6,090	4,470
Retail payment processing	1,746	—	1,746	—
Commissions and brokers’ fees	707	608	1,949	1,987
Gain on sales of loans	994	786	2,414	1,858
Net security gains	2,065	794	2,995	1,880
Other	1,376	841	3,125	1,885
Total non-interest income	$13,012	$7,201	$27,341	$20,278

Salaries and wages	11,698	6,609	25,397	19,878
Employee benefits	2,058	1,509	4,995	4,457
Net occupancy expense	1,988	1,310	4,814	3,814
Furniture and equipment expense	1,370	929	3,049	2,677
Data processing expense	1,715	450	2,731	1,344
Amortization expense	876	353	1,385	1,057
Other operating expenses	4,690	3,371	11,244	10,234
Total non-interest expense	$24,395	$14,531	$53,615	$43,461

Income before income taxes	$16,834	$11,771	$39,887	$32,967
Income taxes	5,324	4,129	12,777	11,423
Net income	$11,510	$7,642	$27,110	$21,544

Per Share Data
Basic earnings per share	$0.37	$0.36	$1.09	$1.01
Fully-diluted earnings per share	$0.36	$0.36	$1.09	$1.00
Diluted average shares outstanding	31,655,291	21,441,315	24,939,237	21,444,888